Pricing Supplement dated February 28, 2003                    Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF40



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


-------------------------------------------------------------------------------------------------
Principal Amount:  $25,000,000                   Initial Interest Rate:  2.35000%
Agent's Discount or Commission:  $62,500         Original Issue Date *:  March 5, 2003
Net Proceeds to Issuer *:  $24,973,402.78        Stated Maturity Date:  February 11, 2005
-------------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ]  Floating Rate/Fixed Rate Note
        Fixed Rate Commencement Date:
        Fixed Interest Rate: %

[ ]  Inverse Floating Rate Note
        [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
        [ ] CD Rate                 [ ] Federal Funds Rate [ ] Prime Rate
        [ ] CMT Rate                [X] LIBOR              [ ] Other
        [ ] Commercial Paper Rate   [ ] Treasury Rate          (see attached)

If LIBOR:
        [ ] LIBOR Reuters Page:
        [X] LIBOR Telerate Page:  3750
        LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
        [ ] Telerate Page 7051
            [ ] Telerate Page 7052
                [ ] Weekly Average
                [ ] Monthly Average

Spread (+/-):  +100 bps                     Maximum Interest Rate:     %

Spread Multiplier:  N/A                     Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 12, 2003

Interest Reset Dates: Quarterly, on the 11th day of February, May, August and November

Interest Payment Dates: Quarterly, on the 11th day of February, May, August and November

Interest  Determination  Dates:  two business days prior to each Interest  Reset
Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from February 11, 2003 to February 11, 2005
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [ ] Merrill Lynch, Pierce, Fenner & Smith   [ ] Wachovia Securities
                    Incorporated                 [ ] Fleet Securities, Inc.
     [ ] Banc of America Securities LLC          [ ] J.P. Morgan Securities Inc.
     [ ] Banc One Capital Markets, Inc.          [ ] Salomon Smith Barney Inc.
     [ ] Barclays Capital Inc.                   [ ] UBS Warburg LLC
     [ ] Credit Suisse First Boston Corporation  [X] Other: Scotia Capital
     [ ] Deutsche Bank Alex. Brown Inc.                       (USA) Inc.


Agent acting in the capacity as indicated below:
     [X] Agent      [ ] Principal

If as Principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

     [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* The net proceeds to Issuer includes $35,902.78 of accrued interest. Interest will be paid from February 11, 2003.



     Terms are not completed for certain items above because such items are not applicable.